Exhibit 99.1

ShotSpotter Reports Second Quarter 2022 Financial Results

Revenues Increased 37% Year-Over-Year to $20.0 Million; GAAP Net Income of $3.0 Million or $0.24 per Diluted Share and Adjusted EBITDA of $4.1 million;

Company Reiterates Full Year 2022 Revenue Guidance Range of $81 Million to $83 Million, Representing 41% Growth at the Midpoint Compared to 2021;

Full Year 2022 Adjusted EBITDA Margin Guidance Range of 19% to 21%.

FREMONT, CA – August 9, 2022 – ShotSpotter, Inc. (NASDAQ: SSTI), a leader in precision-policing technology solutions that enable law enforcement to more effectively respond to, investigate and deter crime, today reported financial results for the second quarter ended June 30, 2022.

Second Quarter 2022 Financial and Operational Highlights

•
Revenues increased 37% to $20.0 million from $14.6 million for the same quarter of 2021.
•
Gross profit increased 40% to $11.6 million (58% of revenues) from $8.3 million (57% of revenues) for the same quarter of 2021.
•
GAAP net income was $3.0 million, compared to GAAP net loss of $250,000 for the same quarter of 2021.
•
Adjusted EBITDA1 increased 39% to $4.1 million (20% of revenues), compared to $2.9 million (20% of revenues) for the same quarter of 2021.
•
Went “live” with ShotSpotter Respond in four new cities and expanded in six current customer sites.
•
Introduced ShotSpotter GCM™ (Gun Crime Management), a first-of-its-kind digital case management solution that automates the process by which key information is input, captured and used to identify associated gun crime cases leading to the identification of persons of interest.
•
Repurchased 49,369 common shares at an average price per share of $29.35 for a total purchase price of $1.45 million.

1 See the section below titled “Non-GAAP Financial Measures” for more information about Adjusted EBITDA and its reconciliation to GAAP net income.

Second Quarter 2022 Financial Results

Revenues for the second quarter of 2022 increased 37% to $20.0 million from $14.6 million for the same quarter of 2021. The increase in revenues is due to an increase in new live miles, customer expansions, increased revenues from LEEDS and revenues from Forensic Logic.

Gross profit for the second quarter of 2022 increased 40% to $11.6 million (58% of revenues), compared to $8.3 million (57% of revenues) for the same period in 2021.

Total operating expenses for the second quarter of 2022 were $8.4 million, compared to $8.5 million for the same period in 2021. Operating expenses for the second quarter were relatively flat as compared to the same period in 2021. Although second quarter operating expenses included higher personnel-related costs as well as costs associated with Forensic Logic, which was acquired in January 2022, operating expenses for the second quarter were offset by a contingent consideration adjustment (reduction of $3.4 million) related to the potential earnout payments related to the Forensic Logic acquisition, which have been reduced for 2022 but increased for 2023 due to a delay in some expected contracts.

Net income for the second quarter of 2022 totaled $3.0 million, or $0.25 per basic and $0.24 per diluted share (based on 12.1 million basic and 12.3 million diluted weighted average shares outstanding), compared to a net loss of $250,000, or $(0.02) per basic and diluted share (based on 11.6 million basic and diluted weighted average shares outstanding), for the same period in 2021. The improvement in net income was primarily due to a $3.4 million gain related to the contingent consideration adjustment related to the Forensic Logic acquisition.

Adjusted EBITDA for the second quarter of 2022 totaled $4.1 million, compared to $2.9 million for the same period in 2021.

At quarter-end, the company had $3.4 million in cash and cash equivalents, $28.0 million in accounts receivable and contract assets, net, and approximately $15.0 million available on its line of credit. The sequential decrease in cash and cash equivalents was primarily due to investments the company made in sensors, inventory and repurchasing its stock, as well as non-recurring legal fees. As of August 9, 2022, ShotSpotter had more than $14.0 million of cash and cash equivalents.

Financial Outlook

The company reiterated its full year 2022 revenue guidance of $81.0 million to $83.0 million, representing approximately 41% year-over-year growth at the midpoint compared to 2021, and full year 2022 Adjusted EBITDA margin guidance of 19% to 21%.

The company has not reconciled its Adjusted EBITDA outlook to GAAP net income due to the uncertainty and variability of interest income, income taxes, depreciation and amortization, stock-based compensation expenses and acquisition related expenses, which are reconciling items between Adjusted EBITDA and GAAP net income. Because the company cannot reasonably predict such items, a reconciliation to forecasted GAAP net income is not available without unreasonable effort. Such items could have a significant impact on the calculation of GAAP net income. For more information, see “Non-GAAP Financial Measures” below.

The company’s financial outlook statements are based on current expectations. The preceding statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Safe Harbor Statement” below.

Management Commentary

“The second quarter marked a strong consecutive period for ShotSpotter,” said CEO Ralph Clark. “Our financial performance in Q2 was highlighted by a 37% increase in revenues to $20.0 million and a 39% increase in Adjusted EBITDA as compared to the same quarter in 2021. Our Adjusted EBITDA profitability demonstrates the efficient operating leverage of our business model. During Q2, we went ‘live’ with ShotSpotter Respond in four new cities and expanded in six current customer sites, demonstrating the effectiveness of our growth strategy and customer success efforts, as well as the stickiness of our solutions platform.”

“More broadly, we are seeing growing demand for our precision-policing solutions as law enforcement agencies of all sizes grapple with rising crime and depleted sworn officer resources. These agencies view ShotSpotter’s solution as a mission-critical component of any crime prevention strategy. We entered the second half of the year with a solid pipeline of 12 new cities and eight expansion Respond projects under contract, including two recently won international contracts. We are working to take those projects live over the next six months in addition to new contract wins expected this quarter. Outside of our strong Respond pipeline, our Forensic Logic division is finalizing a substantive seven figure annual SaaS contract with the State of Massachusetts.”

“As we enter the second half of 2022, we believe ShotSpotter is well positioned with strong market demand drivers in a large and under-penetrated market, with what we believe are the most compelling product offerings in our industry and a highly efficient business model demonstrated by industry low customer acquisition costs and high gross subscription renewal rates. These factors give us a high degree of confidence in our profitable growth outlook for 2023 and the years ahead.”

Conference Call

ShotSpotter will hold a conference call today, August 9, 2022, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss these results and provide an update on business conditions.

ShotSpotter management will host the presentation, followed by a question-and-answer period.

U.S. dial-in: 1-877-326-9228

International dial-in: 1-412-542-4180

Conference ID: 10169424

A live audio webcast of the conference call will be available in listen-only mode simultaneously and available for replay here and via the investor relations section of the company’s website at www.shotspotter.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through September 9, 2022.

U.S. replay dial-in: 1-844-512-2921

International replay dial-in: 1-412-317-6671

Replay ID: 10169424

Non-GAAP Financial Measures

Adjusted net income: Adjusted net income, a non-GAAP financial measure, represents the company’s net income (loss) before acquisition-related expenses, including adjustments to the company's contingent consideration obligation.

Adjusted EBITDA: Adjusted EBITDA, a non-GAAP financial measure, represents the company’s net income (loss) before interest (income) expense, income taxes, depreciation, amortization and impairment, stock-based compensation expense and acquisition-related expenses, including adjustments to the company's contingent consideration obligation. Adjusted EBITDA is a measure used by management internally to understand and evaluate the company’s core operating performance and trends across accounting periods and in connection with developing future operating plans, making strategic decisions regarding the allocation of capital and considering initiatives focused on cultivating new markets for our solutions. In particular, the exclusion of these expenses in calculating Adjusted EBITDA facilitates comparisons of the company’s operating performance on a period-to-period basis.

ShotSpotter believes adjusted net income (loss) and Adjusted EBITDA also provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. For example, ShotSpotter adjusts EBITDA for stock-based compensation expense and acquisition-related expenses because such expenses often vary for reasons that are generally unrelated to financial and operational performance in a particular period. Stock-based compensation is utilized by ShotSpotter to attract and retain employees with a goal of long-term retention and the alignment of employee interests with those of the company and its stockholders, rather than to address operational performance for any particular period’s financial performance measures, in particular net income (loss), or our other GAAP financial results.

The following table presents a reconciliation of adjusted net income (loss) to GAAP net income (loss), the most directly comparable GAAP measure, for each of the periods indicated (in thousands, except share and per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(unaudited)		(unaudited)
GAAP net income (loss)	$3,010	$(250)	$3,397	$(171)
Less:
Acquisition related expenses	—	—	101	165
Change in fair value of contingent consideration	(3,437)	—	(3,437)	—
Adjusted net income (loss)	$(427)	$(250)	$61	$(6)
Adjusted net income (loss) per share, basic	$(0.04)	$(0.02)	$0.01	$(0.00)
Adjusted net income (loss) per share, diluted	$(0.04)	$(0.02)	$0.00	$(0.00)
Weighted average shares used in computing adjusted net income per share, basic	12,145,993	11,627,546	12,151,450	11,606,194
Weighted average shares used in computing adjusted net income per share, diluted	12,145,993	11,627,546	12,304,767	11,606,194

The following table presents a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, for each of the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(unaudited)		(unaudited)
GAAP net income (loss)	$3,010	$(250)	$3,397	$(171)
Less:
Interest income	(7)	(9)	(15)	(20)
Income taxes	—	—	—	49
Depreciation and amortization	2,356	1,675	4,538	3,352
Stock-based compensation expense	2,133	1,494	3,988	2,869
Acquisition related expenses	—	—	101	165
Change in fair value of contingent consideration	(3,437)	—	(3,437)	—
Adjusted EBITDA	$4,055	$2,910	$8,572	$6,244

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding estimated revenue and Adjusted EBITDA for 2022, operating momentum and sales pipeline, the degree to which the company's market is under-penetrated, the funding environment for the company’s products, the company's customer acquisition costs and the leverage of the company's operating model. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the company’s control. The company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the company’s ability to successfully negotiate and execute contracts with new and existing customers in a timely manner, if at all; the company’s ability to address the business and other impacts and uncertainties associated with the COVID-19 pandemic; the company’s ability to maintain and increase sales, including sales of the company’s newer product lines; the availability of funding for the company’s customers to purchase the company’s solutions; the complexity, expense and time associated with contracting with government entities; the company’s ability to maintain and expand coverage of existing public safety customer accounts and further penetrate the public safety market; the company’s ability to sell its solutions into international and other new markets; the lengthy sales cycle for the company’s solutions; changes in federal funding available to support local law enforcement; the company’s ability to deploy and deliver its solutions; the potential effects of negative publicity; and the company’s ability to maintain and enhance its brand, as well as other risk factors included in the company’s most recent annual report on Form 10-K and quarterly report on Form 10-Q and other SEC filings. These forward-looking statements are made as of the date of this press release and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

About ShotSpotter, Inc.

ShotSpotter Inc. (NASDAQ: SSTI) brings the power of digital transformation to law enforcement. We are trusted by more than 200 customers and 2,500 agencies to drive more efficient, effective, and equitable public safety outcomes and help make communities safer and healthier. We are a leader in precision policing technology solutions and our platform includes the flagship product, ShotSpotter Respond™, the leading gunshot detection and alerting system; investigative tools that immediately generate leads and streamline case management to accelerate crime solving and improve clearance rates; and patrol management software that dynamically directs patrol resources to areas of greater risk to more effectively deter crime. ShotSpotter has been designated a Great Place to Work® Company.

Company Contact:

Alan Stewart, CFO

ShotSpotter, Inc.

+1 (510) 794-3100

astewart@shotspotter.com

Investor Relations Contacts:

Matt Glover

Gateway Investor Relations

+1 (949) 574-3860

SSTI@gatewayir.com

ShotSpotter, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues	$20,016	$14,624	$41,230	$29,637
Costs
Cost of revenues	8,367	6,317	16,657	12,617
Impairment of property and equipment	—	—	—	25
Total costs	8,367	6,317	16,657	12,642
Gross profit	11,649	8,307	24,573	16,995

Operating expenses
Sales and marketing	5,794	3,928	11,370	7,863
Research and development	2,534	1,740	5,161	3,453
General and administrative	3,555	2,812	7,844	5,683
Change in fair value of contingent consideration	(3,437)	—	(3,437)	—
Total operating expenses	8,446	8,480	20,938	16,999
Operating income (loss)	3,203	(173)	3,635	(4)
Other income (expense), net
Interest income, net	7	9	15	20
Other expense, net	(200)	(86)	(253)	(138)
Total other income (expense), net	(193)	(77)	(238)	(118)
Income (loss) before income taxes	3,010	(250)	3,397	(122)
Provision for income taxes	—	—	—	49
Net income (loss)	$3,010	$(250)	$3,397	$(171)
Net income (loss) per share, basic	$0.25	$(0.02)	$0.28	$(0.01)
Net income (loss) per share, diluted	$0.24	$(0.02)	$0.28	$(0.01)
Weighted average shares used in computing adjusted net income per share, basic	12,145,993	11,627,546	12,151,450	11,606,194
Weighted average shares used in computing adjusted net income per share, diluted	12,309,701	11,627,546	12,304,767	11,606,194

ShotSpotter, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2022	2021
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$3,426	$15,636
Accounts receivable and contract asset, net	27,953	16,134
Prepaid expenses and other current assets	2,199	2,504
Total current assets	33,578	34,274
Property and equipment, net	20,271	17,409
Operating lease right-of-use assets	3,692	2,323
Goodwill	23,171	2,816
Intangible assets, net	28,536	13,564
Other assets	2,714	1,918
Total assets	$111,962	$72,304
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$2,661	$1,587
Deferred revenue, short-term	32,858	26,235
Accrued expenses and other current liabilities	10,036	6,680
Total current liabilities	45,555	34,502
Deferred revenue, long-term	2,898	474
Other liabilities	10,648	3,513
Total liabilities	59,101	38,489
Stockholders' equity
Common stock	61	58
Additional paid-in capital	148,449	132,780
Accumulated deficit	(95,388)	(98,785)
Accumulated other comprehensive loss	(261)	(238)
Total stockholders' equity	52,861	33,815
Total liabilities and stockholders' equity	$111,962	$72,304